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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): May 15, 1996



                         Commission file number 0-24976


                          CROWN PACIFIC PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)



           121 S.W. Morrison Street, Suite 1500 Portland, Oregon 97204
                (Address of principal executive office, Zip Code)

                                 (503) 274-2300
               (Registrant's telephone number including area code)



          Delaware                                 93-1161833
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
incorporation or organization)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On May 15, 1996, Crown Pacific Partners, L.P. (the "Partnership") through its 99% owned subsidiary, Crown Pacific Limited Partnership (the "Operating Partnership"), purchased approximately 207,000 acres of timberland containing an estimated 1.5 billion board feet of merchantable timber in Oregon and Washington (the "Purchase") for $205 million in cash from Cavenham Forest Industries ("Cavenham"), through an agreement with Willamette Industries, Inc. The Purchase was financed with a bank credit facility (the "Acquisition Debt") from a syndicate of financial institutions for which Bank of America National Trust and Savings Association ("Bank of America") acts as agent.

     The acquired timberlands consist of approximately 124,000 acres in central and northeastern Oregon (the "Eastside Timberlands") and approximately 83,000 acres in the Olympic Peninsula of Washington State (the "Olympic Timberlands"). These new timberlands are being integrated with the Partnership's existing operations in the respective states. The Partnership now owns or controls approximately 724,000 acres of timberland containing an estimated 4.9 billion board feet of merchantable timber.

     The Partnership estimates the average annual harvest from the Purchase will approximate 60 million board feet ("MMBF") (50 MMBF in 1996) from the Olympic Timberlands and 25 MMBF from the Eastside Timberlands. The actual amount of the harvest may vary depending on prevailing market conditions and other factors beyond the control of the Partnership.

     Harvest from the Olympic Timberlands is planned to be sold in both the domestic and export markets. During first Quarter 1996, the Partnership's Hamilton, Washington tree farm operation, which is in close proximity to the Olympic Timberlands, received an average of $519/MBF and $729/MBF for the sale of logs in the domestic and export markets, respectively. The Partnership expects that the prices to be realized from the Olympic Timberlands will be lower, on average, than prices received at the Hamilton tree farm primarily due to the lower value specie mix on the Olympic Timberlands. Log prices depend upon various factors including specie, grade, age, demand for finished wood products, and exchange rates. Depending on market conditions, the Partnership estimates that between 35% to 50% of the logs harvested from the Olympic Timberlands will be sold into export markets.

     Approximately 80% of the logs harvested from the Eastside Timberlands will be processed by the Partnership's existing Oregon manufacturing facilities and will be used to partially offset higher cost external log purchases, which is anticipated to reduce the Partnership's overall production cost. During 1995, the Oregon manufacturing facilities utilized 106 MMBF of external logs, which had an average cost of $573/MBF.

     The primary direct cash costs incurred in the harvesting of timber are logging (cutting of the timber), hauling (transporting the timber to a manufacturing facility), harvest taxes and road building. During 1995, these direct cash costs averaged less than $200/MBF on the Partnership's existing Oregon and Washington tree farms.

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     The primary effect of the Purchase on the Partnership's balance sheet has been the increase to timber and timberlands and long-term debt of approximately $205 million, and a $5 million increase to other noncurrent assets for the capitalization of the related financing costs.

     As discussed above, the Purchase was financed with the Acquisition Debt consisting of an acquisition term loan in the principal amount of $150 million and a bridge term loan in the principal amount of $100 million. On the closing of the Purchase, May 15, 1996, the Partnership borrowed $210 million for the Purchase, including $5 million for closing and financing costs and an additional $40 million to repay outstanding long-term bank borrowings under its previously existing bank acquisition facility, which was terminated at closing. The acquisition term loan requires principal payments in varying amounts beginning on September 30, 1998, and matures on June 30, 2002. The bridge term loan requires principal payments in the amount of $12.5 million each on December 31, 1996 and March 31, 1997 and $37.5 million each on June 30, 1997 and January 1, 1998. The Acquisition Debt agreements require that the Partnership raise at least $100 million through the sale of additional Common Units, net of related issuance costs, by no later than June 30, 1997, which must be used to first pay the bridge term loan.

     In addition to the Acquisition Debt, the Partnership renegotiated its revolving working capital facility (the "Line of Credit"), which is now a 6 year facility and allows the Partnership to borrow up to $40 million for working capital and general corporate purposes. The Line of Credit is secured by the inventory and receivables of the Operating Partnership and requires the Operating Partnership to repay amounts drawn under the Line of Credit for 30 consecutive days not less often than once every twelve months. There were no borrowings outstanding under this facility at the close of the Purchase.

     Both the Acquisition Debt and the Line of Credit bear a floating rate of interest at either (1) one, two, three or six months LIBOR, plus 2.5% or (ii) the higher of Bank of America's reference rate or the federal funds rate plus 0.50%, plus in either case, 1.5%. If the Partnership has not raised at least $125 million through the sale of additional Common Units by December 31, 1996, the interest rate will increase by 1.0%.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     As discussed above, the Purchase represents approximately 207,000 acres of timberland previously owned by Cavenham. The Purchase represented less than 12% of Cavenham's total timberland holdings and did not include any of Cavenham's manufacturing facilities. Management is currently integrating the Purchase with its existing operations in Washington and Oregon and has added approximately 10 employees as a result of the Purchase. As a result of the foregoing, the Purchase does not represent an acquisition of a business for financial reporting purposes. Therefore, historical and proforma financial information related to the acquired assets is not considered relevant and has not been provided.

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EXHIBITS FILED WITH THE FORM 8-K

EXHIBIT NO.
- - -----------

10.1 Amended Credit Agreement with respect to a Working Capital Facility and Acquisition Credit Facility among Crown Pacific Limited Partnership and certain banks in the amount up to $40 million and $250 million, respectively.

10.13 Asset Sale, Purchase and Transfer Agreement between Crown Pacific Limited Partnership and Willamette Industries, Inc.

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                                   SIGNATURES

       Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                CROWN PACIFIC PARTNERS, L.P.
                              -----------------------------------
                                     (Registrant)

                              By:  Crown Pacific Management
                                   Limited Partnership,
                                   as Managing General Partner


                              By:        Richard D. Snyder
                                 --------------------------------
                                         Richard D. Snyder
                                 Vice President and Interim - Chief Financial
                                 Officer and Treasurer

Date: May 30, 1996

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